EXHIBIT 99.2
                                  PRESS RELEASE

Apta Holdings, Inc. Changes Its Name To InteliSys Aviation Systems of America, Inc.


     SHEDIAC, NEW BRUNSWICK, August 25, 2003 - Apta Holdings, Inc. (OTCBB:APTA) announced today that it changed its name to InteliSys Aviation Systems of America, Inc. (InteliSys) and will trade on the OTC Bulletin Board under the symbol "IYSA". On December 31, 2002, Apta acquired Convergix, Inc., a Canadian corporation that provides a comprehensive software solution, custom programming, and hosting services to mid-sized airlines and aircraft fleet operators. Convergix operates internationally through its wholly owned subsidiary InteliSys Aviation Systems, Inc.

     InteliSys is a provider of integrated software solutions for regional, mid-sized, low cost carriers and fleet operators. InteliSys' proprietary software suite is sold under the name Amelia. It consists of the following four integrated operational modules supported by a centralized database:

*  Passenger Reservation System
*  Comprehensive Air Crew Management
*  Operational Fleet Control
*  Aircraft Maintenance

     Amelia assists airlines with record keeping, regulatory compliance, e-commerce, and management decision support across all aspects of the operation. The Amelia solution can be deployed in a modular manner, and is delivered via the internet through an Application Service Provider (ASP) model from InteliSys' own data center. The ASP model allows the client to avoid investment in, and ongoing support of high availability computer systems and communication infrastructure. The benefit to InteliSys is that the ASP model provides a constant revenue stream over a number of years as well as the ability to sell and deploy additional services and functionality to its client base with relative ease.

        InteliSys markets its products in North America through a direct sales force and licensed resellers. InteliSys has agreements with others to market its products in Europe, the Middle East, and Asia.

More information on InteliSys can be found at www.intelisys.ca or contact Ralph Eisenschmid, President of InteliSys, +1-506-532-8515 or +1-877-532-8515.

     Certain statements made in this Press Release are "forward-looking statements." Without limiting the generality of the foregoing, such information can be identified by the use of forward-looking terminology such as "anticipate", "will," "would," "expect," "intend," "plans to," or "believes," or other variations thereon, or comparable terminology. Actual results, performance or developments may differ materially from those expressed or implied by such forward-looking statements as a result of market uncertainties or industry factors. Some important factors that may cause actual results that differ materially from those in any forward-looking statements may include the availability of future financing when needed, competitive pressures, and the ability to attract and retain key executive sales and management personnel. InteliSys disclaims any obligations or responsibility to update any such forward-looking statements.